Exhibit 10.17

February 6, 2001

Richard Bibb
3158 Mary Etta Lane
Oak Hill, Virginia 20171

Dear Richard:

I am pleased to inform you that Redback Networks, Inc. Board of Director's has approved your promotion to Senior Vice President of World Wide Sales, effective February 9, 2001 with the following terms and conditions:

1.	Position. You will serve in a full-time capacity as Senior Vice President of World Wide Sales of the Company effective February 9, 2001. This position will report into Vivek Ragavan, President and Chief Executive Officer.

2.	Compensation.

	A.	You will be paid an annual base salary of $200,000 payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies on a periodic basis.

	B.	You will be paid commissions on a monthly basis based on your performance and the overall performance of the Company. Your incentive commissions for FY2001 will be based on mutually agreed objectives with the Company's President and CEO. The target commission for FY2001 will be $130,000.

	C.	Redback will provide you with an Executive Bonus, at target of $50,000 based upon your performance and the overall performance of the Company's second half of FY2001, as mutually agreed to by you and the President and Chief Executive Officer.

Your on target earnings for FY2001 will be $380,000.00

3.	Stock Options. Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 150,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by our Board of Directors at the close of the market, at their scheduled meeting on March 5, 2001. The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

4.	Relocation. Redback will provide you with the use of a Corporate Apartment for the period of 12 months from your date of promotion. You will also have the option of relocating you and your family to the Bay Area. This relocation option is available to you for a period of 12 months from your date of promotion, with terms and conditions of the relocation package to be agreed at the time you elect to accept the benefit. Both the Corporate Apartment and the relocation benefit will be re-negotiated and the end of 12 months from your date of promotion.

5.	Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the President of the Company. In the unlikely event that the company terminates your employment without Cause within the first 12 months of your employment, you will be provided with no less than six months of salary continuation. Cause shall be deemed to mean your unauthorized use of disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

6.	Entire Agreement. This letter and all the new compensation terms of your employment with the Company are in accordance with the terms and conditions that you agreed to when you accepted employment with Redback Networks, Inc.

7.	Option Acceleration and Severance Package. In the event a Change In Control occurs (as defined by Redback's Stock Option Plan) and (ii) within 12 months following such Change In Control, either (A) your service with Redback is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature or scope of your service to Redback (including a material reduction in your employment responsibilities), an additional 25% of the shares shall become vested, provided that this Option shall not become vested with respect to more that 100% of the shares. In addition, the Company shall also continue your base pay (at the rate in effect at the time of the termination of your employment) for a period of 12 months following termination of your employment or, if earlier, until you secure new employment at similar compensation. Cause shall be deemed to mean your unauthorized use of disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

Richard, you have made a significant contribution to the Company as the Vice President of Sales for North America and I am looking forward to working with you in your new capacity as Sr. Vice President of World Wide Sales. You may indicate your agreement with these terms and accept this promotional opportunity by signing and dating this letter returning them to me by the end of the day today, February 6, 2001.

Very truly yours, Vivek Ragavan President and Chief Executive Officer REDBACK NETWORKS, Inc.

AGREED AND ACCEPTED

_______________________.
By

_______________________.
Date

START DATE:

_______________________.